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                                                                     EXHIBIT 4.5

                    STEWART INFORMATION SERVICES CORPORATION
                      2002 INCENTIVE STOCK OPTION AGREEMENT

Under the terms and conditions of the 2002 Stock Option Plan for Region Managers (the "Plan"), a copy of which is attached hereto and incorporated in this Agreement by reference, Stewart Information Services Corporation (the "Company") grants to ___________ (the "Employee") the option to purchase ____________ ( ) shares of the Company's Common Stock, $1.00 par value, at the price of $___________, subject to adjustment as provided in the Plan (the "Option").

This Option shall be for a term commencing on this date and ending ten years and one day from the date of this grant, unless the Option is terminated earlier by reason of your death or termination of employment, as provided in the Plan.

This Option is an incentive stock option intended to qualify within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

The Employee, in accepting this Option, accepts and agrees to be bound by all the terms and conditions of the Plan which pertain to stock options granted under this Plan.

The Employee is hereby notified that if the Employee disposes of Stock transferred to the Employee upon the Employee's exercise of the Option within two years after the date of the granting of the Option or within one year after the transfer of the Stock to the Employee, all or a portion of the Option will be taxed as if it were a nonqualified stock option rather than an incentive stock option. THE EMPLOYEE AGREES TO NOTIFY THE COMPANY WITHIN FIVE BUSINESS DAYS IF THE EMPLOYEE MAKES A PREMATURE DISPOSITION OF STOCK ACQUIRED PURSUANT TO THE EXERCISE OF THE OPTION THAT DOES NOT SATISFY ONE OR BOTH OF THE TWO HOLDING PERIODS.

Granted this              day of          , 200  .
             ------------        ---------     --

                                       STEWART INFORMATION SERVICES
                                       CORPORATION

                                       By:
                                           -------------------------------------
                                           Stewart Morris, Jr.,  President

ACCEPTED:

Employee:
         --------------------------
Printed name:
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Date:
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